EXHIBIT 99.1

Contact:

Charles E. Hart, Ph.D. Sr. Director, Corporate Communications & Investor Relations ZymoGenetics, Inc. (206) 442-6744 www.zymogenetics.com	Karla MacDonald Vice President Feinstein Kean Healthcare (617) 577-8110 www.fkhealth.com

FOR IMMEDIATE RELEASE

ZymoGenetics, Inc. and Alexandria Real Estate Equities, Inc.
Complete $52 Million Sale Leaseback Transaction

Seattle, WA and Pasadena, CA, October 7, 2002 – ZymoGenetics, Inc. (NASDAQ: ZGEN) and Alexandria Real Estate Equities, Inc. (NYSE:ARE) today announced the completion of a sale leaseback transaction involving the ZymoGenetics headquarter buildings located in the South Lake Union neighborhood in Seattle. The three buildings, totaling approximately 158,000 rentable square feet, were acquired by Alexandria for a total purchase price of approximately $52 million. Simultaneously, ZymoGenetics agreed to lease the buildings from Alexandria for a period of 15 years, subject to further renewal options.

“This transaction is strategically very important to ZymoGenetics,” stated James A. Johnson, Senior Vice President and Chief Financial Officer of ZymoGenetics. “It gives the company over $50 million that can be invested in the development of our promising portfolio of biopharmaceutical product candidates, focusing our capital in areas that we believe will generate the most value for our shareholders. At the same time, we can continue to operate our business from these world class facilities for the next 15 years or more.”

The ZymoGenetics facilities include two historic buildings, the Lake Union Steam Plant and the Hydro House, which were constructed in 1914 and for many years used to generate steam and electricity for the City of Seattle. After acquiring them in 1993, ZymoGenetics completed a renovation of the buildings, converting them to biotechnology research and development laboratories and offices. The Earl Davie Building, located across the street from the Lake Union Steam Plant, was built by ZymoGenetics in 1998 to provide additional research and development laboratories. ZymoGenetics owned all three buildings outright with no associated debt obligations.

James H. Richardson, President of Alexandria commented, “The acquisition of ZymoGenetics’ South Lake Union campus is a truly unique opportunity, combining a premier location, world class research facilities and one of the most significant life science tenants in the Northwest.”

ZymoGenetics and Alexandria Real Estate Equities
Complete $52 Million Sale Leaseback Transaction

The Staubach Company represented ZymoGenetics in the transaction. Insignia Kidder Mathews represented Alexandria.

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine, comprising genomics, bioinformatics, protein chemistry and preclinical biology, ZymoGenetics has generated a broad pipeline of proprietary product candidates. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with biopharmaceutical partners, and out-licensing of its extensive patent portfolio. For further information, visit www.zymogenetics.com.

About Alexandria Real Estate Equities

Alexandria Real Estate Equities, Inc. is a publicly traded real estate operating company focused principally on the ownership, operation, management, acquisition, expansion and selective redevelopment and development of properties containing office/laboratory space. Such properties are designed and improved for lease primarily to pharmaceutical, biotechnology, life science product and service companies, not-for-profit scientific research institutions, universities and related government agencies. Alexandria’s portfolio currently consists of 89 properties comprising approximately 5.7 million square feet of office/laboratory space.

For ZymoGenetics: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2001.

For Alexandria Real Estate Equities: This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Form 10-K Annual Report and other periodic reports filed with the Securities and Exchange Commission.